CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$547,556,000	$63,626.01

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933

Pricing Supplement dated January 30, 2015 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$547,556,000
Notes Linked to an Unequally Weighted Basket of Capped Return Enhanced Components Linked to the EURO STOXX 50® Index, the FTSE® 100 Index and the TOPIX® Index Due February 18, 2016
Global Medium-Term Notes, Series A

General
•	Unsecured and unsubordinated obligations of Barclays Bank PLC maturing February 18, 2016†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The Notes priced on January 30, 2015 (the “Pricing Date”) and are expected to issue on or about February 4, 2015 (the “Issue Date”).
Key Terms	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
Issuer:	Barclays Bank PLC
Basket / Basket Components:
The Notes are linked to an unequally weighted basket consisting of three capped return enhanced components (each, a “Basket Component” and together, the “Basket Components”). Each Basket Component is linked to an equity index (each, a “Component Underlier” and together, the “Component Underliers”) with a Component Weighting as set forth in the table below:

	Component Underlier	Bloomberg Ticker Symbol	Component Weighting	Initial Underlier Value
	EURO STOXX 50® Index (the “SX5E Index”)	SX5E <Index>	58.00%	3,351.44
	FTSE 100® Index (the “UKX Index”)	UKX <Index>	21.00%	6,749.40
	TOPIX® Index (the “TPX Index”)	TPX <Index>	21.00%	1,415.07
Payment at Maturity:
The amount you will receive at maturity is based on the Basket Return, which in turn is based on the performance of the Basket Components, each of which is subject to its Maximum Return. At maturity, you will receive a cash payment per $1,000 principal amount Note, calculated as follows:
$1,000 + ($1,000 × Basket Return)
If the Basket Return is negative, the Notes will be fully exposed to the decline in the value of the Basket and you will lose some or all of your investment at maturity.  Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.  See “Selected Risk Considerations — Credit of Issuer” in this pricing supplement.

Basket Return:	The sum of the following, calculated for each Basket Component: (a) the Component Return for that Basket Component multiplied by (b) the Component Weighting for that Basket Component
Component Return:
With respect to a Basket Component:
•      if the Final Underlier Value of the applicable Component Underlier is greater than its Initial Underlier Value, the Component Return of that Basket Component will equal the Underlier Return for the applicable Component Underlier multiplied by the Upside Leverage Factor for that Basket Component, subject to the Maximum Return for that Basket Component.
•      if the Final Underlier Value of the applicable Component Underlier is less than or equal to its Initial Underlier Value, the Component Return of that Basket Component will equal the Underlier Return for the applicable Component Underlier.
If the Component Return for any Basket Component is negative (i.e, the Final Underlier Value for the applicable Component Underlier is less than its Initial Underlier Value), your return on the Notes at maturity will be adversely affected and unless the negative Component Return is offset by other sufficiently positive Component Returns,  you will lose some or all of your investment at maturity.

Upside Leverage Factor:	With respect to each Basket Component, 2.00
Maximum Return:
With respect to each Basket Component, 21.14%. For example, if the Underlier Return of any Component Underlier is greater than or equal to 10.57%, the Component Return for the relevant Basket Component will be equal to the Maximum Return of 21.14%. Because the Maximum Return for each Basket Component is equal to 21.14%, the maximum payment at maturity on the Notes is equal to $1,211.40 per $1,000 principal amount Note.

Underlier Return:	With respect to each Component Underlier: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	With respect to each Component Underlier, the Closing Level of that Component Underlier on the Pricing Date, as set forth under “Basket/Basket Components—Initial Underlier Value” above
Final Underlier Value:	With respect to each Component Underlier, the arithmetic average of the closing levels of that Component Underlier on the Averaging Dates for that Component Underlier (rounded to two decimal places)
Averaging Dates†:
With respect to the SX5E Index and the UKX Index: February 8, 2016, February 9, 2016, February 10, 2016, February 11, 2016 and February 12, 2016.
With respect to the TPX Index: February 8, 2016, February 9, 2016, February 10, 2016 and February 12, 2016. We also refer to February 12, 2016 as the “Final Valuation Date.”

Maturity Date†:	February 18, 2016
(Key Terms continued on the next page)
Initial Issue Price1,2	Price to Public	Agent’s Commission2	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	1%	99%
Total	$547,556,000	$547,556,000	$5,475,560	$542,080,440
1
Our estimated value of the Notes on the Pricing Date, based on our internal pricing models, is $984.40 per Note.  The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-17 of this pricing supplement.

2
J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement, “Risk Factors” beginning on page IS-2 of the index supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.
We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

JPMorgan Placement Agent

Closing Level:
With respect to each Component Underlier, on any scheduled trading day, the closing level of that Component Underlier as published at the regular weekday close of trading on that scheduled trading day as displayed on the Bloomberg Professional® service (“Bloomberg”) page as set forth under “Basket/Basket Components—Bloomberg Ticker Symbol” above or any successor page on Bloomberg or any successor service, as applicable.  In certain circumstances, the closing level of a Component Underlier will be based on the alternate calculation of that Component Underlier as described in “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” starting on page S-98 of the accompanying prospectus supplement and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket” on page S-107 of the accompanying prospectus supplement. For purposes of such adjustment provisions in the prospectus supplement, each Component Underlier will be deemed a “Basket Component” together comprising a “Basket.”

Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741UQC1 / US06741UQC17
†
The Averaging Dates and the Maturity Date are subject to postponement.  See “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” in the prospectus supplement. For purposes of such market disruption event provisions in the prospectus supplement, each Component Underlier will be deemed a “basket component” together comprising a “basket.” Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on that date.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the index supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index supplement dated July 19, 2013:
http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

What Is the Underlier Return for Each Component Underlier and the Corresponding Component Return for Each Basket Component, Assuming a Range of Performances for Each Component Underlier?

The following table illustrates the hypothetical Underlier Return for each Component Underlier and the corresponding Component Return for each Basket Component.  Each hypothetical Underlier Return and Component Return set forth below reflect the Initial Underlier Value of 3,351.44, 6,749.40 and 1,415.07 for the SX5E Index, the UKX Index and the TPX Index, respectively, and assume the Final Underlier Values set forth below. The actual Final Underlier Value for each Component Underlier will be the arithmetic average of the closing levels of that Component Underlier on the Averaging Dates for that Component Underlier. Each hypothetical Underlier Return and Component Return set forth below is for illustrative purposes only and may not be the actual Underlier Return and Component Return applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis.

EURO STOXX 50® Index			FTSE® 100 Index			TOPIX® Index
Final Underlier Value	Underlier Return	Component Return	Final Underlier Value	Underlier Return	Component Return	Final Underlier Value	Underlier Return	Component Return
6,032.59	80.00%	21.14%	12,148.92	80.00%	21.14%	2,547.13	80.00%	21.14%
5,529.88	65.00%	21.14%	11,136.51	65.00%	21.14%	2,334.87	65.00%	21.14%
5,027.16	50.00%	21.14%	10,124.10	50.00%	21.14%	2,122.61	50.00%	21.14%
4,692.02	40.00%	21.14%	9,449.16	40.00%	21.14%	1,981.10	40.00%	21.14%
4,356.87	30.00%	21.14%	8,774.22	30.00%	21.14%	1,839.59	30.00%	21.14%
4,021.73	20.00%	21.14%	8,099.28	20.00%	21.14%	1,698.08	20.00%	21.14%
3,705.69	10.57%	21.14%	7,462.81	10.57%	21.14%	1,564.64	10.57%	21.14%
3,686.58	10.00%	20.00%	7,424.34	10.00%	20.00%	1,556.58	10.00%	20.00%
3,519.01	5.00%	10.00%	7,086.87	5.00%	10.00%	1,485.82	5.00%	10.00%
3,435.23	2.50%	5.00%	6,918.14	2.50%	5.00%	1,450.45	2.50%	5.00%
3,384.95	1.00%	2.00%	6,816.89	1.00%	2.00%	1,429.22	1.00%	2.00%
3,351.44	0.00%	0.00%	6,749.40	0.00%	0.00%	1,415.07	0.00%	0.00%
3,183.87	-5.00%	-5.00%	6,411.93	-5.00%	-5.00%	1,344.32	-5.00%	-5.00%
3,016.30	-10.00%	-10.00%	6,074.46	-10.00%	-10.00%	1,273.56	-10.00%	-10.00%
2,681.15	-20.00%	-20.00%	5,399.52	-20.00%	-20.00%	1,132.06	-20.00%	-20.00%
2,346.01	-30.00%	-30.00%	4,724.58	-30.00%	-30.00%	990.55	-30.00%	-30.00%
2,010.86	-40.00%	-40.00%	4,049.64	-40.00%	-40.00%	849.04	-40.00%	-40.00%
1,675.72	-50.00%	-50.00%	3,374.70	-50.00%	-50.00%	707.54	-50.00%	-50.00%
1,340.58	-60.00%	-60.00%	2,699.76	-60.00%	-60.00%	566.03	-60.00%	-60.00%
1,005.43	-70.00%	-70.00%	2,024.82	-70.00%	-70.00%	424.52	-70.00%	-70.00%
670.29	-80.00%	-80.00%	1,349.88	-80.00%	-80.00%	283.01	-80.00%	-80.00%
335.14	-90.00%	-90.00%	674.94	-90.00%	-90.00%	141.51	-90.00%	-90.00%
0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%	0.00	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.  You should review the following examples in conjunction with the hypothetical table set forth above, including the underlying assumptions described above.  Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the Notes.  The numbers appearing in the following examples have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The value of the SX5E Index increases from an Initial Underlier Value of 3,351.44 to a Final Underlier Value of 3,435.23, the value of the UKX Index increases from an Initial Underlier Value of 6,749.40 to a Final Underlier Value of 6,816.89 and the value of the TPX Index increases from an Initial Underlier Value of 1,415.07 to a Final Underlier Value of 1,429.22.

Because the Final Underlier Value of each Component Underlier is greater than its Initial Underlier Value, and the Underlier Returns of 2.50% for the SX5E Index, 1.00% for the UKX Index and 1.00% for the TPX Index, each multiplied by the Upside Leverage Factor of 2.00 applicable to each Basket Component, do not exceed the Maximum Return of 21.14% applicable to each Basket Component, the Basket Return is calculated as follows:

Basket Return	= (SX5E Index Component Return × SX5E Index Component Weighting) + (UKX Index Component Return × UKX Index Component Weighting) + (TPX Index Component Return × TPX Index Component Weighting)
= [(2.50% × 2.00) × 58.00%] + [(1.00% × 2.00) × 21.00%] + [(1.00% × 2.00) × 21.00%]
= 3.74%

Accordingly, the investor receives a payment at maturity of $1,037.40 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 3.74%)
= $1,037.40

Example 2: The value of the SX5E Index increases from an Initial Underlier Value of 3,351.44 to a Final Underlier Value of 4,356.87, the value of the UKX Index increases from an Initial Underlier Value of 6,749.40 to a Final Underlier Value of 8,774.22 and the value of the TPX Index increases from an Initial Underlier Value of 1,415.07 to a Final Underlier Value of 1,981.10.

Because the Final Underlier Value of each Component Underlier is greater than its Initial Underlier Value and the Underlier Returns of 30.00% for the SX5E Index, 30.00% for the UKX Index and 40.00% for the TPX Index, each multiplied by the Upside Leverage Factor of 2.00 applicable to each Basket Component, exceed the Maximum Return of 21.14% applicable to each Basket Component, the Basket Return is calculated as follows:

Basket Return	= (SX5E Index Component Return × SX5E Index Component Weighting) + (UKX Index Component Return × UKX Index Component Weighting) + (TPX Index Component Return × TPX Index Component Weighting)
= (21.14% × 58.00%) + (21.14% × 21.00%) + (21.14% × 21.00%)
= 21.14%

Accordingly, the investor receives a payment at maturity of $1,211.40 per $1,000 principal amount Note, which is the maximum payment on the Notes, calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 21.14%)
= $1,211.40

Because the Component Return of each Basket Component is limited by the Maximum Return, you will not participate in the appreciation of the value of any Component Underlier in excess of the Maximum Return. Thus, in this example, the payment you receive at maturity is limited by the Maximum Return even though the value of the Component Underliers increased beyond the Maximum Return.

Example 3: The value of the SX5E Index increases from an Initial Underlier Value of 3,351.44 to a Final Underlier Value of 4,021.73, the value of the UKX Index increases from an Initial Underlier Value of 6,749.40 to a Final Underlier Value of 6,816.89 and the value of the TPX Index increases from an Initial Underlier Value of 1,415.07 to a Final Underlier Value of 1,429.22.

Because the Final Underlier Value of each Component Underlier is greater than its Initial Underlier Value, and the Underlier Return of 20.00% for the SX5E Index multiplied by the Upside Leverage Factor of 2.00 applicable to each Basket Component exceeds the Maximum Return of 21.14% applicable to each Basket Component, while the Underlier Returns of 1.00% for the UKX Index and 1.00% for the TPX Index, each multiplied by the Upside Leverage Factor of 2.00 applicable to each Basket Component, do not exceed the Maximum Return of 21.14% applicable to each Basket Component, the Basket Return is calculated as follows:

Basket Return	= (SX5E Index Component Return × SX5E Index Component Weighting) + (UKX Index Component Return × UKX Index Component Weighting) + (TPX Index Component Return × TPX Index Component Weighting)
= (21.14% × 58.00%) + [(1.00% × 2.00) × 21.00%] + [(1.00% × 2.00) × 21.00%]
= 13.10%

Accordingly, the investor receives a payment at maturity of $1,131.00 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × 13.10%)
= $1,131.00

Example 4: The value of the SX5E Index decreases from an Initial Underlier Value of 3,351.44 to a Final Underlier Value of 2,346.01, the value of the UKX Index decreases from an Initial Underlier Value of 6,749.40 to a Final Underlier Value of 5,399.52 and the value of the TPX Index decreases from an Initial Underlier Value of 1,415.07 to a Final Underlier Value of 849.04.

Because the Final Underlier Value of each Component Underlier is less than its Initial Underlier Value, the Basket Return is calculated as follows:

Basket Return	= (SX5E Index Component Return × SX5E Index Component Weighting) + (UKX Index Component Return × UKX Index Component Weighting) + (TPX Index Component Return × TPX Index Component Weighting)
= (-30.00% × 58.00%) + (-20.00% × 21.00%) + (-40.00% × 21.00%)
= -30.00%

Accordingly, the investor receives a payment at maturity of $700.00 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × -30.00%)
= $700.00

Example 5: The value of the SX5E Index decreases from an Initial Underlier Value of 3,351.44 to a Final Underlier Value of 2,346.01, the value of the UKX Index increases from an Initial Underlier Value of 6,749.40 to a Final Underlier Value of 10,124.10 and the value of the TPX Index increases from an Initial Underlier Value of 1,415.07 to a Final Underlier Value of 2,122.61.
Because the Final Underlier Value of the SX5E Index is less than its Initial Underlier Value, and the Final Underlier Values of the UKX Index and the TPX Index are greater than their respective Initial Underlier Values, and the Underlier Returns of 50.00% for the UKX Index and 50.00% for the TPX Index, each multiplied by the Upside Leverage Factor of 2.00 applicable to each Basket Component, exceed the Maximum Return of 21.14% applicable to each Basket Component, the Basket Return is calculated as follows:

Basket Return	= (SX5E Index Component Return × SX5E Index Component Weighting) + (UKX Index Component Return × UKX Index Component Weighting) + (TPX Index Component Return × TPX Index Component Weighting)
= (-30.00% × 58.00%) + (21.14% × 21.00%) + (21.14%× 21.00%)
= -8.52%

Accordingly, the investor receives a payment at maturity of $914.80 per $1,000 principal amount Note, calculated as follows:

Payment at Maturity	= $1,000 + ($1,000 × Basket Return)
= $1,000 + ($1,000 × -8.52%)
= $914.80

In this example, because the Basket is unequally weighted, increases in the value of the lower weighted Component Underliers will be offset by decreases in the value of the higher weighted Component Underlier.  Further, although the Component Return for each Basket Component reflects fully any depreciation of the applicable Component Underlier, that Component Return does not reflect any appreciation of the applicable Component Underlier in excess of the Maximum Return of 21.14%. Thus, in this example, although the values of the UKX Index and the TPX Index have increased from their respective Initial Underlier Values by more than the Maximum Return, the Component Returns for the applicable Basket Components are limited to the Maximum Return and, after giving effect to the unequal weighting of the Basket Components, they are not sufficient to offset the large decline in the value of the SX5E Index from its Initial Underlier Value.  As a result, the return on your notes at maturity is negative.

Selected Purchase Considerations

•
Market Disruption Events and Adjustments — The Component Underliers, the closing levels of the Component Underliers, the Averaging Dates, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

o
For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” and “Reference Assets—Baskets—Market Disruption Events for Securities with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof.” For purposes of such market disruption event provisions in the prospectus supplement, each Component Underlier will be deemed a “basket component,” together comprising a “basket.” Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a market disruption event on such date; and

o
For a description of further adjustments that may affect the Component Underliers, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” and “Reference Assets—Baskets—Adjustments Relating to Securities with the Reference Asset Comprised of a Basket.” For purposes of such adjustment provisions in the prospectus supplement, each Component Underlier will be deemed a “Basket Component” together comprising a “Basket.”

•
Tax Consequences — You should review carefully the sections entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” in the accompanying prospectus supplement.  The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.  The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, the Notes should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Basket.  Assuming this treatment is respected, gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price.  However, the Internal Revenue Service (the “IRS”)  or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected.  In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Basket, the Basket Components, any of the Component Underliers or any of the securities composing the Component Underliers.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and the index supplement, including but not limited to the risk factors discussed under the following headings in the prospectus supplement:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

•
“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”; and

•	“Risk Factors—Additional Risks Relating to Securities Based on a Basket Composed of More Than One Reference Asset.”

In addition to the risks discussed under the headings above, you should consider the following:

•
You May Lose Some or All of Your Principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount at maturity.  The cash payment on your Notes, if any, on the Maturity Date will be based on the Basket Return and will depend on whether, and the extent to which, the Component Return of each of the Basket Components is positive or negative. If the Component Return for any Basket Component is negative (i.e, the Final Underlier Value for the applicable Component Underlier is less than its Initial Underlier Value), your return on the Notes will be adversely affected.  If the Basket Return is negative, the Notes will be fully exposed to the decline in the value of the Basket and you will lose some or all of your investment at maturity.

•
The Component Return For Each Basket Component is Limited by the Maximum Return — With respect to a Basket Component, if the Final Underlier Value of the applicable Component Underlier is greater than its Initial Underlier Value, the Component Return of that Basket Component will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the value of the applicable Component Underlier, which may be significant.  We refer to this percentage as the Maximum Return, which is equal to 21.14% for each Basket Component. Because the Maximum Return for each Basket Component is equal to 21.14%, the maximum payment at maturity is equal to $1,211.40 per $1,000 principal amount Note and is only achievable if all of the Component Returns are equal to or greater than the Maximum Return.

•
Correlation (or Lack of Correlation) of Performances Among the Component Underliers May Adversely Affect Your Return on the Notes, and Changes in the Value of One or More of the Component Underliers May Offset Each Other — Movements in the values of the Component Underliers may not correlate with each other. At a time when the value of one or more Component Underliers increases, the values of the other Component Underliers may not increase as much, or may even decline in value. Therefore, in calculating the Basket Return, an increase in the value of one or more Component Underliers may be moderated, or wholly offset, by lesser increases or declines in the values of other Component Underliers. Further, because the Component Underliers are unequally weighted, increases in the values of the lower-weighted Component Underliers may be offset by even small decreases in values of the more heavily weighted Component Underliers. In addition, although the Component Return for each Basket Component reflects fully any depreciation of the applicable Component Underlier, that Component Return does not reflect any appreciation of the applicable Component Underlier in excess of the Maximum Return of 21.14%. Thus, any increases in the value of a Component Underlier in excess of the Maximum Return will not help offset declines in the values of the other Component Underliers.  High correlation of movements in the values of the Component Underliers could also adversely affect your return on the Notes during periods of negative performance of the Component Underliers.

•
Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

•	No Interest Payments — As a holder of the Notes, you will not receive interest payments.

•
Lack of Liquidity — The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•
Potential Conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes.  In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•
Suitability of the Notes for Investment — You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement, the index supplement  and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

•
The Payment at Maturity on Your Notes Is Not Based on the Values of the Component Underliers at Any Time Other Than the Applicable Averaging Dates — The Final Underlier Value and the Underlier Return for each Component Underlier will be based solely on the arithmetic average of the closing levels of that Component Underlier on the applicable Averaging Dates relative to the Initial Underlier Value for that Component Underlier (subject to adjustments as described in the prospectus supplement). Therefore, if the value of one or more Component Underliers drops precipitously on one or more of the applicable Averaging Dates, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the values of the Component Underliers at a time prior to such drop or after the values of the Component Underliers have recovered. Although the value of a Component Underlier on the Maturity Date or at other times during the life of your Notes may be higher than the closing level of that Component Underlier on the applicable Averaging Dates, you will not benefit from the value of a Component Underlier at any time other than on the applicable Averaging Dates.

•
Owning the Notes Is Not the Same as Owning the Securities Composing any or all of the Component Underliers — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing any or all of the Component Underliers.  For instance, as a holder of the Notes, you will not have voting rights, rights to receive cash dividends or any other distributions or other rights that holders of the securities composing a Component Underlier would have.

•
No Direct Exposure to Fluctuations in Foreign Exchange Rates — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currency in which the securities composing each Component Underlier are denominated, although any currency fluctuations could affect the performance of a Component Underlier.  Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
Non-U.S. Securities Markets Risks — The securities composing each Component Underlier are issued by non-U.S. companies in non-U.S. securities markets. These securities may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Component Underliers, which may have an adverse effect on the Notes. Also, the public availability of information concerning the Issuers of the securities composing the Component Underliers will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the securities composing the Component Underliers may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•
Many Economic and Market Factors Will Impact the Value of the Notes — In addition to the value of the Component Underliers on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Component Underlier;

o	the time to maturity of the Notes;

o	the correlation (or lack of correlation) in value movements among the Component Underliers;

o	the dividend rate on the securities composing the Underlier;

o	interest and yield rates in the market generally;

o	supply and demand for the Notes;

o	a variety of economic, financial, political, regulatory and judicial events; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

•
The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

•
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
•
The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, if We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•
We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•
The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain —  There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS.  Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.  In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.  You should review carefully the sections of the accompanying prospectus supplement entitled “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Treatment of Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The Basket/The Basket Components/The Component Underliers

The Basket is an unequally weighted basket of three return enhanced components (each a “Basket Component,” and together, the “Basket Components.” Each Basket Component is linked to an equity index (each a “Component Underlier,” and together, the ‘Component Underliers”) as set forth in the table below:

Component Underlier Information as of January 30, 2015
Component Underlier	Bloomberg Ticker Symbol	Weighting	Initial Underlier Value
EURO STOXX 50® Index (the “SX5E Index”)	SX5E <index>	58%	3,351.44
FTSE® 100 Index (the “UKX Index”)	UKX <index>	21%	6,749.40
TOPIX® Index (the “TPX Index”)	TPX <index>	21%	1,415.07

The EURO STOXX 50® Index

The SX5E Index is calculated, maintained and published by STOXX Limited, a company owned by Deutsche Börse AG and SIX Group AG. The SX5E Index provides a blue-chip representation of supersector leaders in the Eurozone. The SX5E Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers 50 stocks from 12 Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more information about the SX5E Index, see “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels for the SX5E Index, based on daily closing levels of the SX5E Index.  The graph below sets forth the performance of the SX5E Index from January 2, 2008 to January 30, 2015, based on the daily closing levels of the SX5E Index.  The closing level of the SX5E Index on January 30, 2015 was 3,351.44.

We obtained the closing levels below from Bloomberg, without independent verification.  Historical performance of the SX5E Index should not be taken as an indication of future performance.  Future performance of the SX5E Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the SX5E Index during the term of the Notes, including on any of the Averaging Dates.  We cannot give you assurance that the performance of the SX5E Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	4,339.23	3,431.82	3,628.06
4/1/2008	6/30/2008	3,882.28	3,340.27	3,352.81
7/1/2008	9/30/2008	3,445.66	3,000.83	3,038.20
10/1/2008	12/31/2008	3,113.82	2,165.91	2,447.62
1/1/2009	3/31/2009	2,578.43	1,809.98	2,071.13
4/1/2009	6/30/2009	2,537.35	2,097.57	2,401.69
7/1/2009	9/30/2009	2,899.12	2,281.47	2,872.63
10/1/2009	12/31/2009	2,992.08	2,712.30	2,964.96
1/1/2010	3/31/2010	3,017.85	2,631.64	2,931.16
4/1/2010	6/30/2010	3,012.65	2,488.50	2,573.32
7/1/2010	9/30/2010	2,827.27	2,507.83	2,747.90
10/1/2010	12/31/2010	2,890.64	2,650.99	2,792.82
1/1/2011	3/31/2011	3,068.00	2,721.24	2,910.91
4/1/2011	6/30/2011	3,011.25	2,715.88	2,848.53
7/1/2011	9/30/2011	2,875.67	1,995.01	2,179.66
10/1/2011	12/31/2011	2,476.92	2,090.25	2,316.55
1/1/2012	3/31/2012	2,608.42	2,286.45	2,477.28

4/1/2012	6/30/2012	2,501.18	2,068.66	2,264.72
7/1/2012	9/30/2012	2,594.56	2,151.54	2,454.26
10/1/2012	12/31/2012	2,659.95	2,427.32	2,635.93
1/1/2013	3/31/2013	2,749.27	2,570.52	2,624.02
4/1/2013	6/30/2013	2,835.87	2,511.83	2,602.59
7/1/2013	9/30/2013	2,936.20	2,570.76	2,893.15
10/1/2013	12/31/2013	3,111.37	2,902.12	3,109.00
1/1/2014	3/31/2014	3,172.43	2,962.49	3,161.60
4/1/2014	6/30/2014	3,314.80	3,091.52	3,228.24
7/1/2014	9/30/2014	3,289.75	3,006.83	3,225.93
10/1/2014	12/31/2014	3,277.38	2,874.65	3,146.43
1/1/2015	1/30/2015*	3,414.28	3,007.91	3,351.44
* Information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 30, 2015.  Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The FTSE® 100 Index

The UKX Index is a market-capitalization weighted index of the 100 largest U.K. blue-chip companies (with nationality determined by FTSE International Limited) traded on the London Stock Exchange that pass screening for size and liquidity. The UKX Index was developed with a base level of 1,000 on December 30, 1983 and was launched on January 3, 1984.

For more information about the UKX Index, see “Non-Proprietary Indices—Equity Indices—FTSE® 100 Index” in the accompanying index supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels for the UKX Index, based on daily closing levels of the UKX Index.  The graph below sets forth the performance of the UKX Index from January 2, 2008 to January 30, 2015, based on the daily closing levels of the UKX 100 Index.  The closing level of the UKX Index on January 30, 2015 was 6,749.40.

We obtained the closing levels below from Bloomberg, without independent verification.  Historical performance of the UKX Index should not be taken as an indication of future performance.  Future performance of the UKX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the UKX Index during the term of the Notes, including on any of the Averaging Dates.  We cannot give you assurance that the performance of the UKX Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	6,479.40	5,414.40	5,702.10
4/1/2008	6/30/2008	6,376.50	5,518.20	5,625.90
7/1/2008	9/30/2008	5,636.60	4,818.77	4,902.45
10/1/2008	12/31/2008	4,980.25	3,780.96	4,434.17
1/1/2009	3/31/2009	4,638.92	3,512.09	3,926.14
4/1/2009	6/30/2009	4,506.19	3,925.52	4,249.21
7/1/2009	9/30/2009	5,172.89	4,127.17	5,133.90
10/1/2009	12/31/2009	5,437.61	4,988.70	5,412.88
1/1/2010	3/31/2010	5,727.65	5,060.92	5,679.64
4/1/2010	6/30/2010	5,825.01	4,914.22	4,916.87
7/1/2010	9/30/2010	5,602.54	4,805.75	5,548.62
10/1/2010	12/31/2010	6,008.92	5,528.27	5,899.94
1/1/2011	3/31/2011	6,091.33	5,598.23	5,908.76
4/1/2011	6/30/2011	6,082.88	5,674.38	5,945.71
7/1/2011	9/30/2011	6,054.55	5,007.16	5,128.48
10/1/2011	12/31/2011	5,713.82	4,944.44	5,572.28
1/1/2012	3/31/2012	5,965.58	5,612.26	5,768.45
4/1/2012	6/30/2012	5,874.89	5,260.19	5,571.15
7/1/2012	9/30/2012	5,915.55	5,498.32	5,742.07
10/1/2012	12/31/2012	5,961.59	5,605.59	5,897.81
1/1/2013	3/31/2013	6,529.41	6,027.37	6,411.74
4/1/2013	6/30/2013	6,840.27	6,029.10	6,215.47
7/1/2013	9/30/2013	6,681.98	6,229.87	6,462.22
10/1/2013	12/31/2013	6,777.70	6,337.91	6,749.09

1/1/2014	3/31/2014	6,865.86	6,449.27	6,598.37
4/1/2014	6/30/2014	6,878.49	6,541.61	6,743.94
7/1/2014	9/30/2014	6,877.97	6,567.36	6,622.72
10/1/2014	12/31/2014	6,750.76	6,182.72	6,566.09
1/1/2015	1/30/2015*	6,852.40	6,366.51	6,749.40
* Information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 30, 2015.  Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

The TOPIX® Index

The TPX Index was developed by the Tokyo Stock Exchange (the “TSE”). The TPX Index is a free float-adjusted market-capitalization weighted index comprised of all domestic common stocks listed on the TSE First Section. Publication of the TPX Index began on July 1, 1969, with a base value of 100 points as of the base date of January 4, 1968.

For more information about the TPX Index, see “Non-Proprietary Indices—Equity Indices—TOPIX® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the quarterly high, low and period-end closing levels for the TPX Index, based on daily closing levels of the TPX Index.  The graph below sets forth the performance of the TPX Index from January 2, 2008 to January 30, 2015, based on the daily closing levels of the TPX Index.  The closing level of the TPX Index on January 30, 2015 was 1,415.07.

We obtained the closing levels below from Bloomberg, without independent verification.  Historical performance of the TPX Index should not be taken as an indication of future performance.  Future performance of the TPX Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the TPX Index during the term of the Notes, including on any of the Averaging Dates.  We cannot give you assurance that the performance of the TPX Index will result in the return of any of your initial investment.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2008	3/31/2008	1,424.29	1,149.65	1,212.96
4/1/2008	6/30/2008	1,430.47	1,230.49	1,320.10
7/1/2008	9/30/2008	1,332.57	1,087.41	1,087.41
10/1/2008	12/31/2008	1,101.13	746.46	859.24
1/1/2009	3/31/2009	888.25	700.93	773.66
4/1/2009	6/30/2009	950.54	793.82	929.76
7/1/2009	9/30/2009	975.59	852.42	909.84
10/1/2009	12/31/2009	915.87	811.01	907.59
1/1/2010	3/31/2010	979.58	881.57	978.81
4/1/2010	6/30/2010	998.90	841.42	841.42
7/1/2010	9/30/2010	870.73	804.67	829.51
10/1/2010	12/31/2010	908.01	803.12	898.80
1/1/2011	3/31/2011	974.63	766.73	869.38
4/1/2011	6/30/2011	865.55	805.34	849.22
7/1/2011	9/30/2011	874.34	728.85	761.17
10/1/2011	12/31/2011	771.43	706.08	728.61
1/1/2012	3/31/2012	872.42	725.24	854.35
4/1/2012	6/30/2012	856.05	695.51	770.08
7/1/2012	9/30/2012	778.70	706.46	737.42
10/1/2012	12/31/2012	859.80	713.95	859.80
1/1/2013	3/31/2013	1,058.10	871.88	1,036.78
4/1/2013	6/30/2013	1,276.03	991.34	1,133.84
7/1/2013	9/30/2013	1,222.72	1,106.05	1,194.10
10/1/2013	12/31/2013	1,302.29	1,147.58	1,302.29

1/1/2014	3/31/2014	1,306.23	1,139.27	1,202.89
4/1/2014	6/30/2014	1,269.04	1,132.76	1,262.56
7/1/2014	9/30/2014	1,346.43	1,228.26	1,326.29
10/1/2014	12/31/2014	1,447.58	1,177.22	1,407.51
1/1/2015	1/30/2015*	1,429.92	1,357.98	1,415.07
* Information for the first calendar quarter of 2015 includes data for the period from January 1, 2015 through January 30, 2015.  Accordingly the “Quarterly High,” “Quarterly Low,” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Certain Employee Retirement Income Security Act Considerations

Your purchase of a Note in an Individual Retirement Account (an “IRA”), will be deemed to be a representation and warranty by you, as a fiduciary of the IRA and also on behalf of the IRA, that (i) neither the Issuer, the placement agent nor any of their respective affiliates has or exercises any discretionary authority or control or acts in a fiduciary capacity with respect to the IRA assets used to purchase the Note or renders investment advice (within the meaning of Section 3(21)(A)(ii) of the Employee Retirement Income Security Act (“ERISA”)) with respect to any such IRA assets and (ii) in connection with the purchase of the Note, the IRA will pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA) and in connection with any redemption of the Note pursuant to its terms will receive at least adequate consideration, and, in making the foregoing representations and warranties, you have (x) applied sound business principles in determining whether fair market value will be paid, and (y) made such determination acting in good faith.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Pricing Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Pricing Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately three months after the initial Issue Date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

Supplemental Plan of Distribution

J.P. Morgan Securities LLC and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes pursuant to separate placement agency agreements with the Issuer. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The placement agents will receive a fee from the Issuer or one of its affiliates that will not exceed $10.00 per Note.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of June 20, 2014, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on June 20, 2014, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated June 20, 2014, which has been filed as an exhibit to the report on Form 6-K referred to above.